FOR IMMEDIATE RELEASE	Contacts: Media: Robert Zimmerman 203-359-5131 Investors: Michael Weitz 203-352-8642

WWE® Reports 2009 Second Quarter Results

STAMFORD, Conn., August 6, 2009 - World Wrestling Entertainment, Inc. (NYSE:WWE) today announced financial results for its second quarter ended June 30, 2009. Revenues totaled $138.8 million as compared to $129.7 million in the prior year quarter. Operating income was $28.1 million as compared to $12.0 million in the prior year quarter. Net income was $19.9 million, or $0.27 per share, as compared to $7.0 million, or $0.10 per share, in the prior year quarter.

“WWE has performed relatively well so far this year, more than doubling operating income for the quarter and driving a 15% increase for the first half of the year” stated Linda McMahon, Chief Executive Officer. “Our work to improve operating efficiency resulted in a dramatic increase in profit margins that has more than offset the softness in revenues from a weak economy and adverse consumer trends. These efforts were exemplified by the performance of WrestleMania® XXV, where we also managed to more than double our profits from the prior year.”

“We expect continuing economic uncertainty in the back half of the year. However, we believe that the strategic decisions we have made, and our ongoing commitment to manage operating costs, position us well to maximize the financial potential of our global brands.”

Comparability of Results

The results for our premiere pay-per-view event, WrestleMania XXV, occurred in Q2 2009 as compared to Q1 2008 for WrestleMania XXIV. WrestleMania XXV contributed in aggregate approximately $32.2 million of revenues and $15.0 million of profit contribution ($9.7 million, net of tax) and $0.13 of EPS from across our various business lines. WrestleMania XXIV contributed approximately $31.3 million of revenues, $7.1 million of profit contribution ($4.6 million, net of tax) and $0.06 of EPS from across our various business lines in the first quarter of 2008.

Results by Business Segment

The following charts reflect net revenues by segment and by geographical region for the three months ended June 30, 2009 and June 30, 2008. (Dollars in millions)

	Net Revenues by Segment
	Three Months Ended
	June 30,	June 30,
	2009	2008
Live and Televised Entertainment	$109.2	$86.8
Consumer Products	20.9	32.4
Digital Media	7.9	7.9
WWE Studios	0.8	2.6
Total	$138.8	$129.7

	Net Revenues by Region
	Three Months Ended
	June 30,	June 30,
	2009	2008
North America	$103.5	$86.4
Europe, Middle East & Africa (EMEA)	25.3	29.2
Asia Pacific (APAC)	6.4	12.7
Latin America	3.6	1.4
Total	$138.8	$129.7

Live and Televised Entertainment

Revenues from our Live and Televised Entertainment businesses were $109.2 million for the current quarter as compared to $86.8 million in the prior year quarter. The current quarter included revenue of $32.2 million related to WrestleMania as previously discussed. Excluding WrestleMania, Live and Televised Entertainment revenues declined 11% from the prior year quarter.

  Live Event revenues were $34.4 million as compared to $35.3 million in the prior year quarter. WrestleMania XXV generated approximately $8.4 million in live event related revenue in the current period. Excluding WrestleMania, revenues declined 26% due to lower average ticket prices and lower average attendance at our international events.

    There were 78 events, including 27 international events, during the current quarter as compared to 83 events, including 31 international events, in the prior year quarter.

  North American events generated $20.6 million of revenues from 51 events as compared to $14.3 million from 52 events in the prior year quarter. North American average attendance increased 19% to approximately 8,200 from 6,900 in the prior year quarter. The average ticket price for North American events was $46.25 in the current quarter as compared to $40.13 in the prior year. Excluding the impact of WrestleMania XXV, revenues were $12.2 million, average attendance was 7,200 and average ticket prices were $34.47 for our North American events.

  International events generated approximately $13.8 million of revenues as compared to $21.0 million in the prior year quarter. The quarter-over-quarter decline reflected an 11% decrease in average attendance to approximately 8,100 from 9,100 and a 35% reduction in average ticket prices to $62.77, in part due to changes in foreign exchange rates. Additionally, the current quarter had four fewer events.

  Pay-Per-View revenues were $35.6 million as compared to $17.9 million in the prior year quarter. WrestleMania XXV generated 960,000 buys and $21.0 million in pay-per-view revenue in the current quarter. Excluding WrestleMania, revenue declined 18% reflecting a comparable decline in total pay-per-view buys. For the three pay-per-view events which occurred in both the current and prior year quarters, pay-per-view buys declined 4%. There were five pay-per-view events produced in the current year quarter as compared to four events in the prior year quarter.

The details for the number of buys (in 000s) are as follows:

	Three Months Ended	Three Months Ended
Events (in chronological order)	June 30, 2009	June 30, 2008
WrestleMania XXV	960	-
Backlash®	182	200
Judgment Day®	228	252
Extreme Rules™ / One Night Stand™	213	194
Night of Champions™	-	273
The Bash™	178	-

Prior events	58	144
Total	1,819	1,063

  In Q1 2008, the Company reported approximately 1,058 buys for WrestleMania XXIV.

  Venue Merchandise revenues were $6.3 million as compared to $5.2 million in the prior year quarter. WrestleMania XXV generated approximately $1.4 million in revenue in the current quarter. This resulted in higher per capita spending of $11.26 in the current quarter as compared to $10.85 in the prior year quarter. Excluding the impact of WrestleMania XXV, revenues were $4.9 million and per capita spending declined to $9.29 in the current quarter.

  Television Rights Fees revenues were $28.3 million as compared to $24.7 million in the prior year quarter. This increase is primarily due to fees received from our new WWE Superstars television show and contractual increases from our existing programs.

  WWE Classics on Demand™ revenues were $1.5 million as compared to $1.8 million in the prior year quarter.

Consumer Products

Revenues from our Consumer Products businesses were $20.9 million versus $32.4 million in the prior year quarter, representing a 35% decrease.

  Home Video net revenues were $8.6 million as compared to $18.5 million in the prior year quarter. The decrease in Home Video revenues primarily reflects lower sales of new release and catalog titles in conjunction with a broader industry decline. In addition, there were two fewer titles released in the current quarter. DVD shipments declined 36% to approximately 833,000 units in the current quarter.

  Licensing revenues were $9.0 million in both the current and prior year quarter. The current quarter launch of a new videogame title, Legends of WrestleMania, offset a decrease in revenue from toy products.

  Magazine publishing net revenues were $3.0 million as compared to $4.3 million in the prior year quarter. The decrease primarily reflects a reduction in newsstand and subscription revenue as well as the publication of two fewer special issues in the current quarter.

Digital Media

Revenues from our Digital Media related businesses were $7.9 million in both the current and prior year quarters.

  WWE.com revenues were $4.5 million as compared to $4.0 million in the prior year quarter, reflecting increased sales of online advertising, partially offset by lower revenues from wireless content.

  WWEShop revenues were $3.4 million as compared to $3.9 million in the prior year quarter. The number of orders declined by 13% to approximately 62,000 while the average revenue per order decreased to $51.97, as compared to $53.18 in the prior year quarter.

WWE Studios

We recorded revenue of $0.8 million in the current quarter related to two of our theatrical releases, See No Evil, and The Condemned, as compared to $2.6 million in the prior year quarter. During the first quarter of 2009 we released our fourth feature film, 12 Rounds, as well as a Direct-to-DVD film, Behind Enemy Lines: Colombia. 12 Rounds generated approximately $12.2 million in gross domestic box office receipts and was released on DVD on June 30, 2009. We participate in revenues generated under the distribution of the films through all media after the print and advertising and distribution costs incurred by our distributors have been recouped and the results have been reported to us. As such, no revenues have been recorded for 12 Rounds or Behind Enemy Lines: Colombia.

Profit Contribution (Net revenues less cost of revenues)

Profit contribution increased to $63.0 million in the current quarter as compared to $53.3 million in the prior year quarter. WrestleMania XXV contributed approximately $15.0 million in profit in the current quarter and more than offset a lower contribution from Home Video. Excluding WrestleMania, profit declined 10%. Gross profit margins increased to 45% as compared to 41% in the prior year quarter, reflecting increased efficiencies in our Live and Televised Entertainment segment.

Selling, general and administrative expenses

SG&A expenses were $31.3 million for the current quarter as compared to $37.6 million in the prior year quarter, reflecting decreases in advertising, legal and professional fees, partially offset by increased reserves for bad debt primarily due to international customers. In addition, the prior year quarter included McMahon’s Million Dollar Mania™ advertising campaign, which resulted in a charge of approximately $3.5 million that was recorded in SG&A.

EBITDA

EBITDA was approximately $31.7 million in the current quarter as compared to $15.7 million in the prior year quarter. Excluding the impact of WrestleMania, adjusted EBITDA was $16.7 million in the current year quarter.

Investment and Other Income (Expense)

The decline in investment income of $0.3 million in the current quarter reflects lower interest rates. Other income of $1.5 million, as compared to other expense of $1.6 million in the prior year quarter, reflected changes in realized foreign exchange gains and losses and the revaluation of warrants held in certain licensees.

Effective tax rate

In the current quarter the effective tax rate was 35% as compared to 40% in the prior year quarter. The prior year rate included the accrual of additional FIN 48 liabilities.

Summary Results for the Six Months Ended

Total revenues through the six months ended June 30, 2009 were $246.6 million as compared to $292.3 million in the prior year period. Operating income for the current period was $44.8 million versus $39.1 million in the prior year period. Net income was $30.2 million, or $0.41 per share, as compared to $26.6 million, or $0.36 per share, in the prior year period. EBITDA was $52.2 million for the current six month period as compared to $45.3 million in the prior year period.

The following charts reflect net revenues by segment and by geographical region for the six months ended June 30, 2009 and June 30, 2008. (Dollars in millions)

	Net Revenues by Segment
	Six Months Ended
	June 30,	June 30,
	2009	2008
Live and Televised Entertainment	$173.3	$186.6
Consumer Products	54.0	75.8
Digital Media	14.8	16.0
WWE Studios	4.5	13.9
Total	$246.6	$292.3

	Net Revenues by Region
	Six Months Ended
	June 30,	June 30,
	2009	2008
North America	$187.3	$215.1
Europe, Middle East & Africa (EMEA)	41.4	52.4
Asia Pacific (APAC)	12.6	21.6
Latin America	5.3	3.2
Total	$246.6	$292.3

Live and Televised Entertainment

Revenues from our Live and Televised Entertainment businesses were $173.3 million for the current period as compared to $186.6 million in the prior year, a decrease of 7%.

	June 30,	June 30,
	2009	2008
Live Events	$52.4	$59.9
Pay-Per-View	$49.2	$59.1
Venue Merchandise	$10.9	$10.8
Television Rights Fees	$53.2	$48.7
Television Advertising	$3.1	$3.3
WWE Classics on Demand	$3.0	$3.4

Consumer Products

Revenues from our Consumer Products businesses were $54.0 million versus $75.8 million in the prior year, a decrease of 29%.

	June 30,	June 30,
	2009	2008
Home Video	$17.8	$32.5
Licensing	$28.8	$35.2
Magazine Publishing	$6.5	$7.2

Digital Media

Revenues from our Digital Media related businesses were $14.8 million as compared to $16.0 million in the prior year, a decrease of 8%.

	June 30,	June 30,
	2009	2008
WWE.com	$8.4	$8.5
WWEShop	$6.4	$7.5

WWE Studios

We recorded revenue of $4.5 million in the current period related to three of our theatrical releases, See No Evil, The Marine, and The Condemned, as compared to $13.9 million in the prior year period. During the first quarter of 2009 we released our fourth feature film, 12 Rounds, as well as a Direct-to-DVD film, Behind Enemy Lines: Colombia. 12 Rounds generated approximately $12.2 million in gross domestic box office receipts and was released on DVD on June 30, 2009.

Profit Contribution (Net revenues less cost of revenues)

Profit contribution decreased to $114.4 million in the current period as compared to $115.9 million in the prior year period, as improved efficiencies essentially offset the impact of revenue declines as discussed above. Total profit contribution margin increased to approximately 46% as compared to 40% in the prior year period, reflecting increased efficiencies in our Live and Televised Entertainment segment.

Selling, general and administrative expenses

SG&A expenses were $62.2 million for the current period as compared to $70.6 million in the prior year period, reflecting decreases in advertising, legal and professional fees. Current period expenses include the impact of our corporate restructuring of approximately $2.2 million in severance costs while expenses in the prior year include $3.5 million associated with our McMahon’s Million Dollar Mania brand awareness campaign.

EBITDA

EBITDA for the current period was approximately $52.2 million, as compared to $45.3 million in the prior year period.

Investment and Other Income (Expense)

The $1.4 million decline in investment income in the current period reflects lower average investment balances and interest rates. Other income of $0.1 million as compared to other expense of $2.3 million in prior year period reflects changes in realized foreign exchange gains, and the revaluation of warrants held in certain licensees.

Effective tax rate

The effective tax rate was 35% as compared to 33% in the prior year. The prior year rate reflects tax benefits related to previously unrecognized tax positions.

Cash Flows

Net cash provided by operating activities was $75.0 million for the six months ended June 30, 2009 as compared to $3.1 million in the prior year period. The increase was driven by the timing of feature film investments, favorable changes in working capital and reduced capital expenditures. Capital expenditures were $2.9 million for the current period as compared to $15.5 million in the prior year period as the prior year reflected approximately $8.2 million in High Definition broadcasting equipment.

Additional Information

Additional business metrics are made available to investors on a monthly basis on our corporate website – corporate.wwe.com.

Note: World Wrestling Entertainment, Inc. will host a conference call on August 6, 2009 at 11:00 a.m. ET to discuss the Company’s earnings results for first quarter of 2009. All interested parties can access the conference call by dialing 800-862-9098 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company web site at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.

World Wrestling Entertainment, Inc. (NYSE: WWE) is an integrated media and entertainment company headquartered in Stamford, Conn. Additional information on the Company can be found at wwe.com and corporate.wwe.com.

Trademarks: All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, copyrights and logos are the exclusive property of World Wrestling Entertainment, Inc. and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, feature films, entertainment, professional sports, and licensed merchandise; acceptance of the Company's brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated. In addition to these risks and uncertainties, our dividend is based on a number of factors, including our liquidity and historical and projected cash flow, strategic plan, our financial results and condition, contractual and legal restrictions on the payment of dividends and such other factors as our board of directors may consider relevant.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
Net revenues	$138,794	$129,658	$246,619	$292,290

Cost of revenues	75,750	76,358	132,187	176,376
Selling, general and administrative expenses	31,372	37,596	62,229	70,621
Depreciation and amortization	3,593	3,719	7,376	6,191

Operating income	28,079	11,985	44,827	39,102

Investment income, net	1,175	1,476	1,791	3,221
Interest expense	88	104	179	214
Other (expense) income, net	1,457	(1,617)	132	(2,293)

Income before income taxes	30,623	11,740	46,571	39,816

Provision for income taxes	10,749	4,709	16,375	13,260

Net income	$19,874	$7,031	$30,196	$26,556

Earnings per share – basic:
Net income	$0.27	$0.10	$0.41	$0.37

Earnings per share – diluted:
Net income	$0.27	$0.10	$0.41	$0.36

Shares used in per share calculations:
Basic	73,513	72,659	73,494	72,448
Diluted	74,279	73,659	74,137	73,243

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(dollars in thousands)
(Unaudited)

	As of	As of
	June 30,	December 31,
	2009	2008
ASSETS

CURRENT ASSETS:

Cash and equivalents	$162,906	$119,655
Short-term investments	45,375	57,686
Accounts receivable, net	59,108	60,133
Inventory, net	3,193	4,958
Prepaid expenses and other current assets	15,549	37,596
Total current assets	286,131	280,028

PROPERTY AND EQUIPMENT, NET	88,583	92,367

FEATURE FILM PRODUCTION ASSETS	29,707	31,657

INVESTMENT SECURITIES	22,698	22,299

INTANGIBLE ASSETS, NET	505	1,184

OTHER ASSETS	3,129	1,875

TOTAL ASSETS	$430,753	$429,410

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$1,042	$1,002
Accounts payable	19,510	18,334
Accrued expenses and other liabilities	34,188	27,121
Deferred income	10,836	11,875
Total current liabilities	65,576	58,332

LONG-TERM DEBT	3,341	3,872
NON-CURRENT TAX LIABILITY	8,356	7,232

STOCKHOLDERS' EQUITY:
Class A common stock	252	252
Class B common stock	477	477
Additional paid-in capital	321,475	317,105
Accumulated other comprehensive income	1,775	1,171
Retained earnings	29,501	40,969
Total stockholders' equity	353,480	359,974

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$430,753	$429,410

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)
(Unaudited)

	Six Months Ended
	June 30,	June 30,
	2009	2008
OPERATING ACTIVITIES:
Net income	$30,196	$26,556
Adjustments to reconcile net income to net cash provided
by operating activities:
Amortization/write-off of feature film production assets	2,530	9,786
Revaluation of warrants	699	1,470
Depreciation and amortization	7,376	6,191
Realized (gains)/losses on sale of investments	(613)	348
Amortization of investment income	627	173
Stock compensation costs	3,036	5,733
Provision for doubtful accounts	1,847	233
Provision for inventory obsolescence	1,000	1,993
Reimbursement of operating expenses by principal shareholder	-	1,950
Benefit from deferred income taxes	(971)	(813)
Excess tax benefits from stock-based payment arrangements	(1)	(949)
Changes in assets and liabilities:
Accounts receivable	(823)	(23,151)
Inventory	765	(2,903)
Prepaid expenses and other assets	9,043	(2,672)
Feature film production assets	(1,311)	(22,968)
Accounts payable	1,177	671
Accrued expenses and other liabilities	21,244	(739)
Deferred income	(792)	2,169
Net cash provided by operating activities	75,029	3,078

INVESTING ACTIVITIES:
Purchases of property and equipment	(2,875)	(15,461)
Purchase of film library assets	(37)	(182)
Purchase of investment securities	(18,806)	(93,899)
Proceeds from sales or maturities of investment securities	30,630	143,634
Net cash provided by investing activities	8,912	34,092

FINANCING ACTIVITIES:
Repayments of long-term debt	(492)	(455)
Dividends paid	(40,959)	(40,494)
Issuance of stock, net	508	457
Proceeds from exercise of stock options	252	4,717
Excess tax benefits from stock-based payment arrangements	1	949
Net cash used in financing activities	(40,690)	(34,826)

NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	43,251	2,344
CASH AND EQUIVALENTS, BEGINNING OF PERIOD	119,655	135,805
CASH AND EQUIVALENTS, END OF PERIOD	$162,906	$138,149

World Wrestling Entertainment, Inc.
Supplemental Information- Pro forma Income Statement
Excluding Impact of WrestleMania XXV
(dollars in millions)
(Unaudited)

	2009	WM XXV	2009 Q2	2008
	Q2	Q2	Pro forma	Q2
Revenues:

Live & Televised Entertainment

Live Events	$34.4	$8.4	$26.0	$35.3
Venue Merchandise	6.3	1.4	4.9	5.2
Pay-Per-View	35.6	21.0	14.6	17.9
Television Rights Fees	28.3	-	28.3	24.7
Television Advertising	1.7	-	1.7	1.9
WWE 24/7 & Other	2.9	1.4	1.5	1.8
Total Live & Televised Entertainment	109.2	32.2	77.0	86.8

Consumer Products	20.9	-	20.9	32.4

Digital Media	7.9	-	7.9	7.9

WWE Studios	0.8	-	0.8	2.6
Total Revenues	$138.8	$32.2	$106.6	$129.7

Profit Contribution

Live & Televised Entertainment	$46.9	$15.0	$31.9	$29.2
Consumer Products	12.9	-	12.9	18.5
Digital Media	3.4	-	3.4	3.4
WWE Studios	(0.2)	-	(0.2)	2.2

PROFIT CONTRIBUTION	$63.0	$15.0	$48.0	$53.3

Selling, General & Administrative	31.3	-	31.3	37.6

Depreciation & Amortization	3.6	-	3.6	3.7

Operating Income	$28.1	$15.0	$13.1	$12.0

Investment, interest and other (expense)
income, net	2.5	-	2.5	(0.3)

Income before taxes	$30.6	$15.0	$15.6	$11.7

Provision for income taxes	10.7	5.3	5.4	4.7

Net income	$19.9	$9.7	$10.2	$7.0

EPS basic and diluted	$0.27	$0.13	$0.14	$0.10

World Wrestling Entertainment, Inc.
Supplemental Information - EBITDA
(dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
Net income reported on U.S. GAAP basis	$19,874	$7,031	$30,196	$26,556

Provision for income taxes	10,749	4,709	16,375	13,260

Investment, interest and other expense (income), net	(2,544)	245	(1,744)	(714)

Depreciation and amortization	3,593	3,719	7,376	6,191

EBITDA	$31,672	$15,704	$52,203	$45,293

Non-GAAP Measure:

EBITDA is defined as net income before investment, interest and other income, income taxes, depreciation and amortization. The Company’s definition of EBITDA does not adjust its U.S. GAAP basis earnings for the amortization of Feature Film production assets. Although it is not a recognized measure of performance under U.S. GAAP, EBITDA is presented because it is a widely accepted financial indicator of a company’s performance. The Company uses EBITDA to measure its own performance and to set goals for operating managers. EBITDA should not be considered as an alternative to net income, cash flows from operations or any other indicator of World Wrestling Entertainment Inc.’s performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information- Free Cash Flow
(dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
Net cash provided by (used in) operating activities	$27,711	$(11,959)	$75,029	$3,078

Less cash used in capital expenditures:
Purchase of property and equipment	(1,428)	(5,942)	(2,912)	(15,643)

Free Cash Flow	$26,283	$(17,901)	$72,117	$(12,565)

Non-GAAP Measure:

We define Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.